EXHIBIT B

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: May 10, 2022	MARIPOSA ACQUISITION II, LLC

	By:	/s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Manager

MARTIN E. REVOCABLE TRUST

	By:	/s/ Martin E. Franklin
Martin E. Franklin, as settlor and trustee of the Martin E. Franklin Revocable Trust

/s/ Martin E. Franklin
Martin E. Franklin